EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 2, 2007, relating to the consolidated financial statements of Incentra Solutions, Inc. and subsidiaries (the “Company”) (which includes an explanatory paragraph stating that on July 31, 2006 the Company sold substantially all of the assets of Front Porch Digital, Inc., a wholly-owned subsidiary of the Company, an explanatory paragraph relating to the Company’s adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and an explanatory paragraph describing that on August 18, 2004, the Company acquired ManagedStorage International, Inc., in a transaction recorded as a reverse merger), and to the references to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP HORWATH, P.C.

Denver, Colorado May 7, 2007